Exhibit 10.26

B.J.'S RESTAURANTS, INC. DEFERRED COMPENSATION PLAN

B.J.'s Restaurants, Inc. (the "Company"), a California corporation, hereby establishes the B.J.'s Restaurants, Inc. Deferred Compensation Plan (the "Plan"). The Plan shall become effective as of April 1, 2009. The Plan is established and is maintained for the benefit of Directors and a select group of management or highly compensated employees of B.J.'s Restaurants, Inc., and its subsidiaries, if any, that sponsor this Plan, in order to provide such individuals with certain deferred compensation benefits. The Plan is an unfunded deferred compensation plan that is intended to qualify for the exemptions provided in sections 201, 301, and 401 of ERISA. Moreover, the Plan is intended to satisfy the requirements of, and shall be implemented and administered in a manner consistent with, section 409A of the Code. The Plan shall be interpreted in a manner that comports with these intentions.

SECTION 1

DEFINITIONS

1.1 Account means a bookkeeping account maintained by the Committee to record the payment obligation of a Participating Employer to a Participant as determined under the terms of the Plan. The Committee may maintain an Account to record the total obligation to a Participant, and component Accounts to reflect amounts payable at different times and in different forms. Reference to an Account means any such Account established by the Committee, as the context requires. Accounts are intended to constitute unfunded obligations within the meaning of Sections 201(2), 301(a)(3) and 401(a)(l) of ERISA.

1.2 Account Balance means, with respect to any Account, the total payment obligation owed to a Participant from such Account as of the most recent Valuation Date.

1.3 Affiliate means a corporation, trade or business that, together with the Company, is treated as a single employer under Code Section 414(b) or (c).

1.4 Beneficiary means the natural person or persons, estate or trust entitled to receive the Participant's Account Balance upon the death of the participant as provided in Section 5.

1.5 Board of Directors means the Board of Directors of the Company, as constituted from time to time.

1.6 Business Day means each day on which the New York Stock Exchange is open for business.

1.7 Change in Control means the occurrence of any of the following with respect to either (i) the Employer which then employs the Participant or (ii) the Company: (a) a change in the ownership of the corporation, (b) a change in effective control of the corporation, or (c) a change in the ownership of a substantial portion of the assets of the corporation, as such terms are defined in Treas. Reg. § 409A-3(i)(5).

1.8 Code means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code shall include such section, any valid final or temporary Treasury regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or suspending such section.

1.9 Code Section 409A means section 409A of the Code, and regulations and other guidance issued by the Treasury Department and Internal Revenue Service thereunder.

1.10 Committee means the Executive Compensation Committee of the Board of Directors, as it may be constituted from time to time, or its designees. The members of the Committee are appointed by, and serve at the pleasure of, the Board of Directors.

1.11 Company means B.J. 's Restaurants, Inc.

1.12 Discretionary Employer Contribution means a credit by a Participating Employer to a Participant's Account(s) in accordance with the provisions of Section 4 of the Plan.

1.13 Compensation means with respect to an Eligible Employee: (i) his or her base salary, (ii) his or her Performance-Based Compensation (if any) eligible to be deferred under the Plan, and/or (iii) the types of bonuses other than Performance-Based Compensation that shall be designated as eligible for deferral by the Committee, in its sole and absolute discretion. Compensation means with respect to a Director, the annual cash fees paid to a Director by the Company, including any cash retainer fees and meeting fees as compensation for serving on the Board. A Participant's Compensation shall not include any other type of remuneration.

1.14 Compensation Deferral Agreement means an agreement between a Participant and a Participating Employer that specifies: (i) the amount of each component of Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Section 3 of this Plan, and (ii) the Payment Schedule applicable to one or more Accounts. The Committee may permit different deferral amounts for each component of Compensation, and may establish a minimum or maximum deferral amount for each such component. Unless otherwise specified by the Committee in the Compensation Deferral Agreement, Participants may defer up to 50% of their base salary and up to 100% of other types of Compensation for a Plan Year. Director Participants may defer up to 100% of Directors' fees described in Section 1.13. A Compensation Deferral Agreement may also specify the investment allocation described in Section 7.4.

1.15 Death Benefit means the benefit payable under the Plan to a Participant's Beneficiary(ies) upon the Participant's death as provided in Section 5 of the Plan.

1.16 Deferral means a credit to a Participant's Account(s) that records that portion of the Participant's Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Section 3 of this Plan. Unless the context of the Plan clearly indicates otherwise, a reference to Deferrals includes Earnings attributable to such Deferrals.

Deferrals shall be calculated with respect to the gross cash Compensation payable to the Participant prior to any deductions or withholdings, but shall be reduced by the Committee as necessary so that it does not exceed 100% of the cash Compensation of the Participant remaining after deduction of all required income and employment taxes, 401(k) and other employee benefit deductions, and other deductions required by law. Changes to payroll withholdings that affect the amount of Compensation being deferred to the Plan shall be allowed only to the extent permissible under Code Section 409A.

1.17 Director means a member of the Board of Directors of the Company.

1.18 Earnings means an adjustment to the value of an Account in accordance with Section 7.

1.19 Effective Date means April 1, 2009.

1.20 Eligible Employee means, with respect to any Plan Year, an employee of a Participating Employer:

(a) who is a member of a select group of management or highly compensated employees, as determined in the sole discretion of the Committee; and

(b) who is notified by the Committee, in writing, of his or her eligibility to participate in the Plan.

1.21 Employee means a common-law employee of an Employer.

1.22 Employer means, with respect to Employees it employs, the Company and each Affiliate.

1.23 ERISA means the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific section of ERISA shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.

1.24 Participant means an Eligible Employee or a Director who has become a Participant in the Plan pursuant to Section 2 of the Plan. A Participant's continued participation in the Plan shall be governed by Section 2.2 of the Plan.

1.25 Participating Employer means the Company and each Affiliate who, with the consent of the Company, has adopted the Plan for the benefit of its eligible employees.

1.26 Payment Schedule means the date as of which payment of an Account under the Plan will commence and the form in which payment of such Account will be made.

1.27 Performance-Based Compensation means any incentive bonus or other compensation amount to the extent that it is: (a) variable and contingent on the satisfaction of pre• established organizational or individual performance criteria, (b) not readily ascertainable at the time the deferral election is made, and (c) based on services performed over a period of at least 12 months. For this purpose, performance criteria are "pre-established" if they are established in writing no later than 90 days after the related service period begins.

1.28 Plan. Generally, the term Plan means the "B.J.'s Restaurants, Inc. Deferred Compensation Plan" as documented herein and as may be amended from time to time hereafter.

1.29 Plan Year means the calendar year or, with respect to the 2009 Plan Year, the period starting April 1, 2009 and ending December 31, 2009.

1.30 Separation From Service means the Participant's "separation from service" (within the meaning of Treas. Reg. § l.409A-l(h)) from the Company and all Affiliates for any reason; however, for purposes of this paragraph, the definition of Affiliate shall be modified by substituting 50 percent for 80 percent each place it appears in Code section 1563(a)(l), (2) and (3), for purposes of Code section 414(b), and each place it appears in Treas. Reg. § l.414(c)-2, for purposes of Code section 414(c). A Separation will be deemed to occur if the Company and the Participant reasonably anticipate that the Participant shall perform no further services for the Company (whether as an employee or an independent contractor) or that the level of bona fide services the Participant will perform in the future (whether as an employee or an independent contractor) will permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or independent contractor) over the immediately preceding 36-month period. A Participant on an authorized, bona fide leave of absence shall experience a Separation on the first day of the seventh (7th) month of such leave, unless the Participant's right to reemployment with an Employer is provided either by statute or contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Company or any of its Affiliates. For purposes of the 36-month period described above, (a) a Participant who is on a paid bona fide leave of absence is treated as providing bona fide services at a level equal to the level of services that the Participant would have been required to perform to receive the compensation paid during the leave of absence, and (b) unpaid bona fide leaves of absence are disregarded. Notwithstanding the foregoing, if, in connection with the Company's sale of substantial assets to an unrelated buyer (within the meaning of Treas. Reg. § l.409A-l(h)(4)), a Participant would otherwise experience a Separation, then, in accordance with Treas. Reg. § 1.409A-1 (h)(4), the asset purchase agreement may specify whether or not such Participant has experienced a Separation, provided that all Participants affected by the asset sale are treated consistently under the Plan.

1.31 Separation From Service Account means an Account established to record the amounts payable to a Participant upon Separation From Service. Unless the Participant has established a Specified Date Account, all Deferrals shall be allocated to the Separation From Service Account on behalf of the Participant. All Discretionary Employer Contributions will be allocated to the Separation from Service Account.

1.32 Separation From Service Benefit means the benefit payable to a Participant under the Plan following the Participant's Separation From Service in accordance with Section 5.l(a).

1.33 Specified Date Account means an Account established to record the amounts payable at a future date as specified in the Participant's Compensation Deferral Agreement. Unless otherwise determined by the Committee, a Participant may maintain no more than five Specified Date Accounts. A Specified Date Account may be identified in enrollment materials as an "In-Service Account" or such other name as established by the Committee without affecting the meaning thereof.

1.34 Specified Date Benefit means the benefit payable to a Participant under the Plan in accordance with Section 5.l(b).

1.35 Unforeseeable Emergency means the occurrence of (a) a severe financial hardship to the participant resulting from an illness or accident of the Participant, or his or her spouse or dependent (as defined in section 152(a) of the Code), (b) the loss of the Participant's property due to casualty, and/or ( c) other similar extraordinary unforeseeable circumstances arising as a result of events beyond the control of the Participant. The Committee shall have the sole discretion to determine whether an Unforeseeable Emergency exists.

SECTION 2

PARTICIPATION

2.1 Participation. An Eligible Employee or Director shall become a Participant upon the earlier to occur of (i) a credit of Discretionary Employer Contributions to his or her Separation from Service Account, or (ii) the date a Compensation Deferral Agreement submitted to the Committee becomes irrevocable as provided in Section 3 .2.

2.2 Duration. A Participant shall be eligible to defer Compensation and receive allocations of Discretionary Employer Contributions, subject to the terms of the Plan, for as long as such Participant remains an Eligible Employee or a Director. A Participant who is no longer an Eligible Employee or a Director but has not Separated From Service may not defer Compensation under the Plan beyond the Plan Year in which he or she became ineligible, but may otherwise exercise all of the rights of a Participant under the Plan with respect to his or her Account(s). On and after a Separation From Service, a Participant shall remain a Participant as long as his or her Account Balance is greater than zero (0), and during such time may continue to make allocation elections as provided in Section 7. An individual shall cease being a Participant in the Plan when all benefits under the Plan to which he or she is entitled have been paid.

SECTION 3

COMPENSATION DEFERRAL ELECTIONS

3.1 Deferral Elections. Generally.

(a) A Participant may elect to defer Compensation by submitting a Compensation Deferral Agreement during the enrollment periods established by the Committee and in the manner specified by the Committee, but in any event, in accordance with Section 3.2. A Compensation Deferral Agreement that is not timely filed with respect to a service period or component of Compensation shall be considered void and shall have no effect with respect to such service period or Compensation. The Committee may modify any Compensation Deferral Agreement prior to the date the election becomes irrevocable under the rules of Section 3.2.

(b) The Participant shall specify on his or her Compensation Deferral Agreement the amount of Deferrals and whether to allocate Deferrals to a Separation From Service Account or to a Specified Date Account. If no designation is made, Deferrals shall be allocated to the Separation From Service Account. A Participant may also specify in his or her Compensation Deferral Agreement the Payment Schedule applicable to his or her Plan Accounts. If the Payment Schedule is not specified in a Compensation Deferral Agreement, the Payment Schedule shall be in a single lump sum at Separation From Service.

3.2 Timing Requirements for Compensation Deferral Agreements.

(a) Elections by Newly Eligible Employees.

(i) Provided that an Eligible Employee is not otherwise eligible to participate in the Plan or any other plan, program or arrangement that would be required to be aggregated with the Plan under Section 409A (taking into account the eligibility rules set forth in Treas. Reg. Section l.409A-2(a)(7)), such Eligible Employee may elect to become a Participant by electing, within thirty (30) calendar days of the date he or she initially became eligible to participate in the Plan, to make Compensation Deferrals for the Plan Year in which he or she first became an Eligible Employee, but only with respect to Compensation that is attributable to services performed after the date of the election. An election will be deemed to apply to compensation paid for services performed after the election if the election applies to no more than an amount equal to the total amount of the compensation for the performance period multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of days in the performance period.

(ii) A former Eligible Employee who, for the preceding 24-month period was not eligible to make deferrals pursuant to Section 3.2(a)(i) above of the Plan (regardless of whether such Eligible Employee actually deferred compensation pursuant to the Plan), or otherwise accrue benefits under the Plan, shall be treated as a newly Eligible Employee for purposes of Section 3.2(a)(i) on the first date following such 24-month period that the former Eligible Employee again becomes an Eligible Employee.

(iii) A former Participant who has received all of his or her Compensation Deferrals pursuant to Section 5 of the Plan and who was no longer an Eligible Employee on the date of the last installment payment of such Compensation Deferrals shall be treated as a newly Eligible Employee for purposes of Section 3.2(a)(i) on the first date following such payment that the former Participant again becomes an Eligible Employee.

(iv) An election under Section 3.2(a)(i) to make Compensation Deferrals shall be effective only for the remainder of the Plan Year with respect to which the election is made.

(b) Prior Year Election. Except as otherwise provided in this Section 3.2, Participants may defer Compensation by filing a Compensation Deferral Agreement no later than December 31 of the calendar year prior to the calendar year in which the Compensation to be deferred is earned. A Compensation Deferral Agreement described in this paragraph shall become irrevocable with respect to such Compensation on December 31st of such year.

(c) Performance-Based Compensation. Participants may file a Compensation Deferral Agreement with respect to Performance-Based Compensation no later than the date that is six months before the end of the performance period, provided that:

(i)
the Participant performs services continuously from the later of the beginning of the performance period or the date the criteria are established through the date the Compensation Deferral Agreement is submitted; and
(ii)
the Compensation is not readily ascertainable as of the date the Compensation Deferral Agreement is filed.

A Compensation Deferral Agreement becomes irrevocable with respect to Performance-Based Compensation as of the day immediately following the latest date for filing such election. Any election to defer Performance-Based Compensation that is made in accordance with this paragraph and that becomes payable as a result of the Participant's death or disability (as defined in Treas. Reg. Section l.409A-l(e)) or upon a Change in Control (as defined in Treas. Reg. Section 1.409A-3(i)(5)) prior to the satisfaction of the performance criteria, will be void.

3.3 Allocation of Deferrals. A Compensation Deferral Agreement may allocate Deferrals to one or more Specified Date Accounts and/or to the Separation From Service Account. The Committee may, in its discretion, establish a minimum deferral period for the establishment of a Specified Date Account (for example, the third Plan Year following the year Compensation is allocated to such accounts.).

3.4 Vesting. Participants' Deferrals shall be 100% vested at all times.

3.5 Cancellation of Deferrals. The Committee may cancel a Participant's Deferrals: (i) for the balance of the Plan Year in which an Unforeseeable Emergency occurs, (ii) if the Participant receives a hardship distribution under the Employer's qualified 401(k) plan, through the end of the Plan Year in which the six month anniversary of the hardship distribution falls, and (iii) during periods in which the Participant is unable to perform the duties of his or her position or any substantially similar position due to a mental or physical impairment that can be expected to result in death or last for a continuous period of at least six months, provided cancellation occurs by the later of the end of the taxable year of the Participant or the 15th day of the third month following the date the Participant incurs the disability (as defined in this paragraph).

SECTION 4

DISCRETIONARY EMPLOYER CONTRIBUTIONS

4.1 Discretionary Employer Contributions. A Participating Employer, it its sole discretion may, but is not required to, credit any amount it desires to any Participant's Separation From Service Account. Such amounts are credited at the sole discretion of the Participating Employer, and the fact that a Discretionary Employer Contribution is credited in one year shall not obligate the Participating Employer to continue to make such Discretionary Employer Contributions in subsequent years. An Employer shall have no obligation to make any such contributions or to make them on a consistent basis among similarly situated Eligible Employees. Any Discretionary Employer Contributions credited to a Participant's Account pursuant to this Section 4.1 shall be credited on a date or dates to be determined by the Employer in its sole and absolute discretion, and the crediting date or dates may be different for different Participants. Unless the context clearly indicates otherwise, a reference to Discretionary Employer Contributions shall include Earnings attributable to such contributions. A Participant shall be vested in his or her Discretionary Employer Contributions in accordance with the vesting schedules established by his or her Employer in its sole and absolute discretion at the time such amount is first credited to the Participant's Account under this Plan. The Employer, in its sole and absolute discretion, will determine over what period of time and in what percentage increments a Participant shall vest in his or her Discretionary Employer Contribution Account. Subject to Section 6, unless the Company determines otherwise in writing prior to the date it makes a Discretionary Employer Contribution, each such Discretionary Employer Contribution (and any earnings thereon) shall be payable in a single lump sum.

4.2 Immediate Vesting Events. Notwithstanding Section 4.1, a Participant shall become 100% vested in the Discretionary Employer Contributions credited to his or her Account if the Participant dies while still employed. A Participant shall also become 100% vested in the Discretionary Employer Contributions credited to his or her Account if there is a Change in Control, unless the Committee determines otherwise prior to the Change in Control.

SECTION 5

DISTRIBUTIONS

5.1 Benefits, Generally. A Participant shall be entitled to the following benefits under the Plan:

(a) Separation From Service Benefit. Upon the Participant's Separation from Service for reasons other than death, he or she shall be entitled to a Separation From Service Benefit, which will be paid in the form prescribed in Section 5.2(a). The Separation From Service Benefit shall be equal to the vested portion of the Separation From Service Account. The Separation From Service Benefit shall be based on the value of that Account(s) as of the end of the sixth month following the month in which Separation from Service occurs, or such other date as the Committee, in its sole discretion, shall determine in a manner consistent with Code Section 409A. Payment of the Separation From Service Benefit will be made (or begin in the case of installments) on the first day of the seventh month following the month in which such Separation from Service occurs. If the Separation From Service Benefit is to be paid in the form of installments, any subsequent installment payments will be paid on the anniversary of the date identified in the immediately preceding sentence.

(b) Specified Date Benefit. If the Participant has established one or more Specified Date Accounts, he or she shall be entitled to a Specified Date Benefit with respect to each such Specified Date Account. The Specified Date Benefit shall be equal to the vested portion of the Specified Date Account, based on the value of that Account as of the end of the month for which the distribution is scheduled to occur or such other date as the Committee, in its sole discretion, shall determine in a manner consistent with Code Section 409A. Payment of the Specified Date Benefit will be made (or begin in the case of installments) the first day of the month following the month designated by the Participant.

(c) Death Benefit. In the event of the Participant's death, his or her designated Beneficiary(ies) shall be entitled to a Death Benefit. The Death Benefit shall be equal to the vested portion of all of the Participant's Accounts. The Death Benefit will be based on the value of the Participant's vested Accounts, determined as of the last day of the month in which the Participant's death occurred or such other date as the Committee, in its sole discretion, shall determine in a manner consistent with Code Section 409A. Payment of the Death Benefit will be made on the first day of the first month following the month in which the Participant's death occurred.

Each Participant may, pursuant to such procedures as the Committee may specify, designate one or more Beneficiaries in connection with the Plan. If a Participant names someone other than his or her spouse as a primary Beneficiary with respect to any portion of his or her Accounts, the Committee may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Committee, executed by such Participant's spouse and returned to the Committee. A Participant may change or revoke a Beneficiary designation by delivering to the Committee a new designation (or revocation). Any designation or revocation shall be effective only if it is received and accepted by the Company. However, when so received, the designation or revocation shall be effective as of the date the notice is executed (whether or not the Participant still is living), but without prejudice to any Employer on account of any payment made before the change is recorded. The last effective designation received and accepted by the Company shall supersede all prior designations. If a Participant dies without having effectively designated a Beneficiary, or if no Beneficiary survives the Participant, the Participant's Account shall be payable: (a) to his or her surviving spouse, or (b) if the Participant is not survived by his or her spouse, to his or her estate. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in good faith, to cause the Participant's Employer to withhold such payments until the matter is resolved to the Committee's reasonable satisfaction.

(d) Unforeseeable Emergency Distributions. Notwithstanding any other provision regarding distributions, the Committee may distribute all or a portion of the Participant's Account in a lump sum in the event of an Unforeseeable Emergency.

The amount of any Unforeseeable Emergency distribution shall not exceed the amount necessary to satisfy such Unforeseeable Emergency (plus an amount necessary to pay taxes reasonably anticipated as a result of the distribution) after taking into account the extent to which such Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance ( or otherwise) or by liquidation of the Participant's assets (to the extent such liquidation of assets would not itself cause a severe financial hardship) or by cessation of deferrals under the Plan. A Participant who desires an Unforeseeable Emergency distribution must submit a request to the Committee on such form and in such manner as the Committee prescribes and must certify as to the existence of the Unforeseeable Emergency. The Committee shall have sole discretion to determine whether an Unforeseeable Emergency exists and whether to approve the request for a distribution. In the event of an Unforeseeable Emergency, a Participant may submit a request to the Committee to cancel Compensation Deferrals. The Committee shall have sole discretion to determine whether an Unforeseeable Emergency exists and whether to approve the request to cancel the Compensation Deferrals.

The amount of the emergency payment shall be subtracted first from the vested portion of the Participant's Separation From Service Account until depleted and then from the vested Specified Date Accounts, beginning with the Specified Date Account with the latest payment commencement date. Emergency payments shall be paid in a single lump sum within the 90-day period following the date the payment is approved by the Committee.

(e) Section 409A. Notwithstanding anything to the contrary contained in this Plan, a Participant shall have no legally-enforceable right to, and the Company shall have no obligation to make, any payment to a Participant if having such a right or obligation would result in the imposition of additional taxes under Section 409A, and (ii) any provision that would cause the Plan to fail to satisfy Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A). If any payment is not made under the terms of this subsection (e), it is the Company's present intention to make a similar payment to the

Participant in a manner that will not result in the imposition of additional taxes under Section 409A, to the extent feasible.

5.2 Form of Payment.

(a) Separation From Service Benefit. A Participant who is entitled to receive a Separation From Service Benefit shall receive payment of such benefit in a single lump sum, unless the Participant elects on his or her Compensation Deferral Agreement to have such benefit paid in one of the following alternative forms of payment: (i) substantially equal annual installments over a period of two to ten years, as elected by the Participant, or (ii) a lump sum payment of a percentage of the balance in the Separation From Service Account, with the balance paid in substantially equal annual installments over a period of two to ten years, as elected by the Participant.

(b) Specified Date Benefit. The Specified Date Benefit shall be paid in a single lump sum, unless the Participant elects on the Compensation Deferral Agreement with which the account was established to have the Specified Date Account paid in substantially equal annual installments over a period of two to five years, as elected by the Participant. However, if the Participant dies or Separates from Service before distributions with respect to a Specified Date Account have commenced, such amounts shall be paid in accordance with the form and time of payment applicable to the Participant's Separation from Service Benefit or Death Benefit (as applicable)..

(c) Death Benefit. In the event of the Participant's death, his or her designated Beneficiary(ies) shall be entitled to a Death Benefit. The Death Benefit shall be equal to the vested portion of all of the Participant's Accounts and shall be payable in a single lump sum. Payment of the Death Benefit shall extinguish all of the Participant's Accounts.

(d) Small Balance Cashouts. A Participant will receive an immediate lump sum payment of his or her Account balance if the balance is less than the amount set forth in section 402(g)(l )(B) of the Code (which is $15,500 in 2008) at any time, provided that: (1) any such distribution shall terminate the Participant's entire interest under the Plan; and (2) the Participant is provided no election with respect to receipt of the lump sum payment.

(f) Rules Applicable to Installment Payments. If a Payment Schedule specifies installment payments, annual payments will be made beginning as of the payment commencement date for such installments, and shall continue on each anniversary thereof until the number of installment payments specified in the Payment Schedule has been paid. The amount of each installment payment shall be determined by dividing (a) by (b), where (a) equals the Account Balance as of the relevant Valuation Date and (b) equals the remaining number of installment payments. For the purposes of this subsection (e), the term "Valuation Date" means a date that is on or around the payment commencement date and each subsequent anniversary thereof, as applicable, or such other date as the Committee, in its sole discretion, shall determine in a manner consistent with Code Section 409A.

To the extent that doing so would not violate Section 409A, all installment payments shall be treated as a single payment for purposes of the subsequent election rules set forth in Section 6. If a lump sum equal to less than 100% of the Separation From Service

Account is paid, the payment commencement date for the installment form of payment will be the anniversary of the payment of the lump sum.

5.3 Acceleration of or Delay in Payments. The Committee, in its sole and absolute discretion, may elect to accelerate the time or form of payment of a benefit owed to the Participant hereunder, provided such acceleration is permitted under Treas. Reg. Section 1.409A-3G)(4). The Committee may also, in its sole and absolute discretion, delay the time for payment of a benefit owed to the Participant hereunder, to the extent permitted under

Treas. Reg. Section 1.409A-2(b)(7). If the Plan receives a domestic relations order (within the meaning of Code Section 414(p)(l)(B)) directing that all or a portion of a Participant's Accounts be paid to an "alternate payee," any amounts to be paid to the alternate payee(s) shall be paid in a single lump sum.

SECTION 6

MODIFICATIONS TO PAYMENT SCHEDULES

6.1 Participant's Right to Modify. A Participant may modify any or all of the alternative Payment Schedules with respect to an Account, consistent with the permissible Payment Schedules available under the Plan, provided such modification complies with the requirements of this Section 6.

6.2 Time of Election. The date on which a modification election is submitted to the Committee must be at least 12 months prior to the date on which payment is scheduled to commence under the Payment Schedule in effect prior to the modification.

6.3 Date of Payment under Modified Payment Schedule. Except with respect to modifications that relate to the payment of a Death Benefit or a Disability Benefit, the date payments are to commence under the modified Payment Schedule must be no earlier than five years after the date payment would have commenced under the original Payment Schedule. Under no circumstances may a modification election result in an acceleration of payments in violation of Code Section 409A.

6.4 Effective Date. A modification election submitted in accordance with this Section 6 is irrevocable upon receipt by the Committee and becomes effective 12 months after such date.

6.5 Effect on Accounts. An election to modify a Payment Schedule is specific to the Account or payment event to which it applies, and shall not be construed to affect the Payment Schedules of any other Accounts.

SECTION 7

VALUATION OF ACCOUNT BALANCES; NOTIONAL INVESTMENT OPTIONS

7.1 Valuation. Deferrals shall be credited to appropriate Accounts on the date such Compensation would have been paid to the Participant absent the Compensation Deferral Agreement. Discretionary Employer Contributions shall be credited to the Separation From Service Account at the times determined by the Committee. Valuation of Accounts shall be performed under procedures approved by the Committee.

7.2 Earnings Credit. Each Account will be credited with Earnings on each Business Day, based upon the Participant's investment allocation among a menu of investment options selected in advance by the Committee, in accordance with the provisions of this Section 7 ("investment allocation").

7.3 Investment Options. Investment options will be determined by the Committee. The Committee, in its sole discretion, shall be permitted to add or remove investment options from the Plan menu from time to time, provided that any such additions or removals of investment options shall not be effective with respect to any period prior to the effective date of such change.

7.4 Investment Allocations. Notwithstanding anything else in this Plan to the contrary, a Participant's investment allocation constitutes a deemed, not actual, investment among the investment options comprising the investment menu. At no time shall a Participant have any real or beneficial ownership in any investment option included in the investment menu, nor shall the Participating Employer or any trustee acting on its behalf have any obligation to purchase actual securities as a result of a Participant's investment allocation. A Participant's investment allocation shall be used solely for purposes of adjusting the value of a Participant's Account Balances.

A Participant shall specify an investment allocation for each of his Accounts in accordance with procedures established by the Committee. Allocation among the investment options must be designated in increments of 1%. The Participant's investment allocation will become effective on the same Business Day it is properly submitted, or, in the case of investment allocations received after a time specified by the Committee, the next Business Day.

A Participant may change an investment allocation on any Business Day, both with respect to future credits to the Plan and with respect to existing Account Balances, in accordance with procedures adopted by the Committee. Changes shall become effective on the same Business Day they are properly submitted or, in the case of investment allocations received after a time specified by the Committee, the next Business Day, and shall be applied prospectively.

7.5 Unallocated Deferrals and Accounts. If the Participant fails to make an investment allocation with respect to an Account, such Account shall be invested in an investment option, the primary objective of which is the preservation of capital, as determined by the Committee in its reasonable discretion.

SECTION 8

ADMINISTRATION

8.1 Plan Administrator. The Company is hereby designated as the administrator of the Plan (within the meaning of section 3(16)(A) of ERISA).

8.2 Committee. The Plan shall be administered by the Committee. The Committee shall have the authority to control and manage the operation and administration of the Plan, including the authority and ability to delegate administrative functions to a third party.

8.3 Actions by Committee. Each decision of a majority of the members of the Committee then in office shall constitute the final and binding act of the Committee. The Committee may act with or without a meeting being called or held and shall keep minutes of all meetings held and a record of all actions taken by written consent.

8.4 Powers of Committee. The Committee shall have all powers and discretion necessary or appropriate to supervise the administration of the Plan and to control its operation in accordance with its terms, including, but not by way of limitation, the following powers:

(a) To interpret and determine the meaning and validity of the provisions of the Plan and to determine any question arising under, or in connection with, the administration, operation or validity of the Plan or any amendment thereto;

(b) To determine any and all considerations affecting the eligibility of any employee to become a Participant or remain a Participant in the Plan;

(c) To cause one or more separate Accounts to be maintained for each Participant;

(d) To cause Compensation Deferrals and deemed interest to be credited to Participants' Accounts;

(e) To establish and revise an accounting method or formula for the Plan;

(f) To determine the status and rights of Participants and their spouses, Beneficiaries or estates;

(g) To employ such counsel, agents, and advisers, and to obtain such legal, clerical and other services, as it may deem necessary or appropriate in carrying out the provisions of the Plan;

(h) To establish, from time to time, rules for the performance of its powers and duties and for the administration of the Plan;

(i) To arrange for annual distribution to each Participant of a statement of benefits accrued under the Plan;

(j) To publish a claims and appeal procedure satisfying the minimum standards of section 503 of ERISA pursuant to which individuals or estates may claim Plan benefits and appeal denials of such claims;

(k) To delegate to any one or more of its members or to any other person, severally or jointly, the authority to perform for and on behalf of the Committee one or more of the functions of the Committee under the Plan; and

(l) To decide all issues and questions regarding Account balances, and the time, form, manner, and amount of distributions to Participants.

SECTION 9

MODIFICATION OR TERMINATION OF THE PLAN

9.1 Employers' Obligations Are Limited. The Employers intend to continue the Plan indefinitely, and to maintain each Participant's Account until it is scheduled to be paid to him or her in accordance with the provisions of the Plan. However, the Plan is voluntary on the part of the Employers, and the Employers do not guarantee to continue the Plan. Accordingly, as provided in Sections 9.2 and 9.3, the Committee at any time may amend or terminate the Plan, with or without cause.

9.2 Right to Amend or Terminate. The Committee reserves the right to amend or terminate the Plan, or any part thereof, at any time and for any reason, subject to the termination requirements in Section 9.3, provided that no amendment or termination of the Plan shall, without the consent of the Participant, (a) reduce the balance then credited to the Participant's Account, or (b) reduce the formulae for crediting deemed interest on Compensation Deferrals that already have been made by the Participant, or (c) otherwise materially and adversely affecting the Participant's rights under the Plan (other than as the result of the exercise of Section 9 .3 authority). Exercise of the Committee's authority to terminate the Plan shall not be deemed to be a violation of the provisos in the preceding sentence or of any other provision of the Plan.

9.3 Plan Termination Requirements. The Committee may terminate the Plan at any time in accordance with the following requirements:

(a) General.

(i) The Plan and all other similar plans maintained by the Company and its Affiliates are irrevocably terminated;

(ii) No payments other than payments that would otherwise be payable under the terms of the Plan and any other similar plan may be made within twelve (12) months following the termination of such arrangements;

(iii) Except with respect to Participants who became entitled to benefits under the terms of the Plan and any other similar plan prior to the first day of the thirteenth (13th) month following the date such arrangements are irrevocably terminated, all payments to Participants due under the terms of the Plan and any other similar plan must be made between the first day of the thirteenth (13th) month and the last day of the twenty-fourth (24th) month following the date such arrangements are irrevocably terminated; and

(iv) None of the Company nor any Affiliate may adopt a similar plan within three (3) years following the date such arrangements are irrevocably terminated.

(b) Change in Control.

(i) The Committee may irrevocably terminate the Plan within thirty (30) days preceding or twelve (12) months following a Change in Control, provided that all similar plans are terminated on the same date and all Participants receive all benefits payable under the Plan and all similar plans within twelve (12) months following the termination date.

(ii) When a Change in Control occurs that involves the sale of the stock of one of the Company's subsidiaries that is an Employer such that the subsidiary is no longer an Affiliate following the consummation of such stock sale, the Plan may be partially terminated in accordance with Section 9.3(b)(i) with respect to only those Participants employed by such former subsidiary.

(c) Corporate Dissolution. The Company may terminate the Plan within twelve (12) months following a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(l)(A), provided that all benefits payable under the Plan are distributed to Participants during the latest of the calendar year in which (a) the Plan is terminated; (b) the benefits are no longer subject to a substantial risk of forfeiture; or c) the payment first becomes administratively practicable.

SECTION 10

INFORMAL FUNDING

10.1 General Assets. All amounts credited to a Participant's Account under the Plan shall continue for all purposes to be part of the general assets of the Participating Employer. Obligations established under the terms of the Plan may be satisfied from the general funds of the Participating Employers, or a trust described in this Section 10.2. The interest of the Participants in his or her Account, including his or her right to distribution thereof, shall be an unsecured claim against the general assets of his or her employer. No Participant, spouse or Beneficiary shall have any right, title or interest whatever in assets of the Participating Employers. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Participating Employers and any Employee, spouse, or Beneficiary. To the extent that any person acquires a right to receive payments hereunder, such rights are no greater than the right of an unsecured general creditor of the Participating Employer.

10.2 Rabbi Trust. A Participating Employer may, in its sole discretion, establish a grantor trust, commonly known as a rabbi trust, as a vehicle for accumulating assets to pay benefits under the Plan. Payments under the Plan may be paid from the general assets of the Participating Employer or from the assets of any such rabbi trust. Payment from any such source shall reduce the obligation owed to the Participant or Beneficiary under the Plan.

SECTION 11

CLAIMS

11.1 Claim Procedure. A Participant or a beneficiary (Claimant) must file with the Committee a written claim for benefits if the Claimant believes he has not received the benefits he is entitled to receive. Any such claim must be filed within 90 days after the first date the Claimant knew or should have known of such a failure. Any claim filed after such time will be untimely.

(a) Initial Decision. The Committee must render a decision on the claim within ninety (90) days of the Claimant's written claim for benefits, provided that the Committee may determine that an additional 90-day extension is necessary due to circumstances beyond its control, in which event the Committee shall notify the Claimant prior to the end of the initial period that an extension is needed, the reason therefor and the date by which the Committee expects to render a decision. If a Claimant's request for benefits is denied, the notice of denial shall contain the following information:

The specific reason or reasons for the denial;

(ii) A specific reference to the pertinent Plan provisions on which the denial is based;

(iii) A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary;

(iv) An explanation that a full and fair review by the Committee of the decision denying the claim may be requested by the Claimant or his authorized representative by filing with the Committee, within 60 days after such notice has been received, a written request for such review; and

(v) A statement of the Claimant's right to bring a civil action under section 502(a) of ERISA following an adverse determination upon review.

(b) Appeal. A Claimant dissatisfied with the Committee's decision must file a written appeal to the Committee within 60 days after Claimant's receipt of the decision or deemed denial. Any claim filed more than 60 days after Claimant's receipt of the decision will be untimely. The Claimant will have the opportunity, upon request and free of charge, to have reasonable access to and copies of all documents, records and other information relevant to the Claimant's appeal. The Claimant may submit written comments, documents, records and other information relating to his claim with the appeal. The Committee will review all comments, documents, records and other information submitted by the Claimant relating to the claim, regardless of whether such information was submitted or considered in the initial claim determination. The Committee shall make a determination on the appeal within 60 days after receiving the Claimant's written appeal, provided that the Committee may determine that an additional 60-day extension is necessary due to circumstances beyond the Plan Administrator's control, in which event the Committee shall notify the Claimant prior to the end of the initial period that an extension is needed, the reason therefor and the date by which the Plan Administrator expects to render a decision. If the Claimant's appeal is denied in whole or part, the Plan Administrator shall provide written notice to the Claimant of such denial. The written notice shall include the following information:

(i) The specific reason or reasons for the denial;

(ii) A specific reference to the pertinent Plan provisions on which the denial is based;

(iii) A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the Claimant's claim; and

(iv) A statement of the Claimant's right to bring a civil action under section 502(a) of ERISA.

(c) Constructive Denial. If the Claimant does not receive a written decision within the time period(s) described above, the claim shall be deemed denied on the last day of such period(s).

(d) Six Month Deadline for Filing Suit. A claimant dissatisfied with the Committee's decision upon review must file any lawsuit challenging that decision no later than six months after the Committee mails the notice of denial or a Constructive Denial occurs. Any suit brought more than six months after the denial or Constructive Denial shall be deemed untimely. In ruling on any such suit, the Court shall uphold the Committee's determinations unless they constitute an abuse of discretion or fraud.

(e) Exhaustion Required. No Claimant may institute any action or proceeding in any state or federal court of law or equity, or before any administrative tribunal or arbitrator, for a claim for benefits under the Plan until he first has exhausted the procedures set forth in this Section 7.5.

11.2 Decisions of Committee. All actions, interpretations, and decisions of the Committee shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

11.3 Administrative Expenses. All expenses incurred in the administration of the Plan by the Committee, or otherwise, including legal fees and expenses, shall be paid and borne by the Employers.

11.4 Eligibility to Participate. No member of the Committee who also is an Eligible Employee shall be excluded from participating in the Plan, but as a member of the Committee, he or she shall not be entitled to act or pass upon any matters pertaining specifically to his or her own Account.

11.5 Indemnification. Each of the Employers shall, and hereby does, indemnify and hold harmless the members of the Committee, from and against any and all losses, claims, damages or liabilities (including attorneys' fees and amounts paid, with the approval of the Board of Directors, in settlement of any claim) arising out of or resulting from the implementation of a duty, act or decision with respect to the Plan, so long as such duty, act or decision does not involve gross negligence or willful misconduct on the part of any such individual.

SECTION 12

GENERAL PROVISIONS

12.1 Inalienability. In no event may either a Participant, a former Participant or his or her Beneficiary, spouse or estate sell, transfer, anticipate, assign, hypothecate, or otherwise dispose of any right or interest under the Plan, and such rights and interests shall not at any time be subject to the claims of creditors nor be liable to attachment, execution, or other legal process. Accordingly, for example, a Participant's interest in the Plan is not transferable pursuant to a domestic relations order unless it is determined by the Committee to be a qualified domestic relations order under section 206(d)(3)(B)(i) of ERIS A.

The Company may assign any or all of its liabilities under this Plan in connection with any restructuring, recapitalization, sale of assets or other similar transactions affecting a Participating Employer without the consent of the Participant.

12.2 No Guarantee of Tax Consequences. While the Plan is intended to provide tax deferral for Participants, the Plan is not a guarantee that the intended tax deferral will be achieved. Participants are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with this Plan (including any taxes arising under Section 409A of the Code). Neither the Company nor its Affiliates nor any of their directors, officers or employees shall have any obligation to indemnify or otherwise hold any Participant harmless from any such taxes.

12.3 Rights and Duties. Neither the Employers nor the Committee shall be subject to any liability or duty under the Plan except as expressly provided in the Plan, or for any action taken, omitted or suffered in good faith.

12.4 Notice. Any notice or filing required or permitted to be delivered to the Committee under this Plan shall be delivered in writing, in person, or through such electronic means as is established by the Committee. Notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Written transmission shall be sent by certified mail to:

B.J.'S RESTAURANTS, INC.

ATTN: CHIEF HUMAN RESOURCES OFFICER

7755 CENTER A VENUE, SUITE 300

HUNTINGTON BEACH, CA 92647

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing or hand-delivered, or sent by mail to the last known address of the Participant.

12.5 Headings. The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

12.6 Apportionment of Costs and Duties. All acts required of the Employers under the Plan may be performed by the Company for itself and its subsidiaries, and the costs of the Plan may be equitably apportioned by the Committee among the Company and the other Employers.

12.7 No Effect on Service. Neither the establishment or maintenance of the Plan, the making of any Compensation Deferrals nor any action of any Employer or the Committee, shall be held or construed to confer upon any individual (a) any right to be continued as an employee or (b) upon dismissal, any right or interest in any specific assets of the Employers other than as provided in the Plan. Each Employer expressly reserves the right to discharge any employee at any time, with or without cause.

12.8 Compensation Deferrals Not Counted Under Other Employee Benefit Plans. Compensation Deferrals under the Plan will not be considered for purposes of contributions or benefits under other retirement plans sponsored by the Employers but will be counted in determining eligibility under pay-related plans such as Company-provided life insurance.

12.9 Payments to Incompetent Persons. If any individual to whom a benefit is payable under the Plan is a minor or legally incompetent, the Committee shall determine whether payment shall be made directly to the individual, any person acting as his or her custodian or legal guardian under the California Uniform Transfers to Minors Act, his or her legal representative or a near relative, or directly for his or her support, maintenance or education.

12.10 Undistributable Accounts. Each Participant (and in the event of the Participant's death, his or her Beneficiary) shall keep the Committee advised of his or her current address. If the Committee is unable to locate the Participant or Beneficiary to whom a Participant's Account is payable under this Section 5, the Participant's Account shall continue to be credited with Earnings pursuant to Section 7. Accounts that, in accordance with the preceding sentence, have been undistributable for a period of thirty-five (35) months shall be forfeited as of the end of the 35th month. If a Participant whose Account was forfeited under this section (or his or her Beneficiary) files a claim for distribution of the Account after the date that it was forfeited, and if the Committee determines that such claim is valid, then the forfeited balance shall be paid in the form the Participant previously elected.

12.11 Applicable Law. Subject to ERISA and the Code, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of California without regard to its conflicts of laws principles.

12.12 Venue. Any suit brought seeking to recover benefits under this Plan shall be filed in the United States District Court for the Central District of California.

12.13 Attorney's Fees. In the event of any breach of this Agreement that results in litigation between the Parties, the prevailing Party shall be entitled to its reasonable attorney's fees, expert witness fees and costs of suit. The prevailing Party shall be determined by the court, based upon an assessment of which Party's major arguments or positions taken in the proceedings could fairly be said to have prevailed over the other Party's major arguments or positions on major disputed issues in the court's decision.

12.14 Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of the Plan, and in lieu of each provision which is held invalid or unenforceable, there shall be added as part of the Plan a provision that shall be as similar in terms to such invalid or unenforceable provision as may be possible and be valid, legal and enforceable.

12.15 Captions. The captions contained in the Plan are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of the Plan nor in any way shall affect the construction of any provision of the Plan.

12.16 Payment in Cash or Its Equivalent. All payments from the Plan shall be made in cash or its equivalent.

In Witness Whereof, B.J.'s Restaurants, Inc. by action of an officer duly authorized by the Committee to do so, has executed the Plan on _________ , 2009.

B.J.’S RESTAURANTS, INC.

By:

Title:

Date: